Exhibit A-5

                           Newport Electric Corporation
                                Form of Bank Note *

     FOR VALUE RECEIVED, the undersigned hereby promises to pay, as set forth below, to _____________________ (the "Bank"), or order, the principal sum of _______________ or, if less, the aggregate outstanding principal amount of all loans evidenced by this Note made by the bank to the undersigned as shown in the schedule attached hereto (the "Note Schedule"), together with interest at the rate or rates set forth in the Note Schedule.
The principal amount of each loan shall be payable on demand or on the maturity date of such loan as indicated in the Note Schedule, and in any event, the aggregate outstanding principal amount of all loans hereunder shall be due and payable on ________________. Accrued interest on each prime rate loan shall be payable quarterly in arrears on the last business day of each calendar quarter and at maturity. Interest on the principal amount of each money market loan as shown on the Note Schedule shall be payable on the same day as the principal amount of each is due at the rate set forth on the same line of the Note Schedule as such principal amount. Interest will be computed on a 365-day basis for prime rate loans and 60-day for money market loans, and paid for the actual number of days lapsed. All payments shall be made in lawful currency of the United States of America in immediately available funds.

     Prepayment of prime rate loans, together with accrued interest thereon, may be made at any time and from time to time without penalty or premium. Prepayment of money market loans is not permitted. In the event that any payment of principal or interest is not made when due, the unpaid balance of principal plus accrued interest may, at the option of the Bank, be declared immediately due and payable. Overdue payments of principal (whether at stated maturity, by acceleration or otherwise), and, to the extend permitted by law, overdue interest, shall bear interest, payable on demand and compounded monthly, at a rate per annum equal to _______________ of the prime rate.

     The undersigned hereby waives presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

     The undersigned agrees to pay all charges of the Bank in connection with the collection or enforcement of this Note, including reasonable attorneys' fees.


     This instrument shall have the effect of an instrument executed under seal and shall be governed by the laws of The
Commonwealth of Massachusetts.



                         By:  Newport Electric Corporation


* Form of Bank Notes will vary to accord with the practices of various banks.


                            SCHEDULE TO PROMISSORY NOTE
                          OF NEWPORT ELECTRIC CORPORATION
                              _____________ XX, 19--


                                        Date and
  Date    Principal                     Amount of
   of     Amount    Maturity  Interest   Payment  Notation
  Loan    of Loan   Date      Rate      Received  made by